Exhibit 5.1

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549	24 April 2018

Re:	Oasmia Pharmaceutical AB’s Registration Statement on Form F-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof by Oasmia Pharmaceutical AB, a corporation organized under the laws of the Kingdom of Sweden (the “Company”), relating to the sale, from time to time, by the Company of up to $25,000,000 aggregate amount of:

a.       ordinary shares, par value SEK 0.10 per share, of the Company which may be represented by American Depositary Shares (the “Ordinary Shares”);

b.       warrants to purchase Ordinary Shares which may represented by American Depositary Shares (the “Warrants”); and

c.       units comprised of one or more of the Ordinary Shares and Warrants in any combination (the “Units” and, together with the Ordinary Shares and the Warrants, the “Securities”).

According to the Registration Statement, Warrants may be issued directly or under a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent (the “Warrant Agent”). Units may be issued directly or under a unit agreement (the “Unit Agreement”) between the Company and a unit agent (the “Unit Agent”).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, including such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

We have assumed further that: (1) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement, if applicable, will have been duly authorized, executed and delivered by the Company and the Warrant Agent and will be the valid and legally binding obligation of the Warrant Agent, enforceable against such party in accordance with its terms; (2) at the time of execution, issuance and delivery of the Units, the Unit Agreement, if applicable, will have been duly authorized, executed and delivered by the Company and the Unit Agent and will be the valid and legally binding obligation of the Unit Agent, enforceable against such party in accordance with its terms; (3) at the time of the issuance and sale of any of the Securities, the number and terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or the Company’s articles of association or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (4) at or prior to the time of the delivery of any Security, the consideration for such Security will have been received.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that:

1.       The Company is a corporation duly incorporated and validly existing under the laws of the Kingdom of Sweden.

2.       With respect to the Ordinary Shares and the Ordinary Shares underlying American Depositary Shares, assuming the taking of all necessary corporate action to authorize and approve the issuance of any Ordinary Shares and the Ordinary Shares underlying American Depositary Shares, the terms of the offering thereof and related matters, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement to be approved by the board of directors and otherwise in accordance with the provisions of the Warrants pursuant to which such Ordinary Shares and the Ordinary Shares underlying American Depositary Shares will be issued, if applicable, such Ordinary Shares and the Ordinary Shares underlying American Depositary Shares will be legally issued, fully paid and non-assessable.

3.       With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance of the Warrants and the underlying Ordinary Shares and Ordinary Shares underlying American Depositary Shares, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Warrants, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement to be approved by the board of directors and otherwise in accordance with the provisions of the applicable Warrant Agreement, if any, such Warrants will be legally issued, fully paid and non-assessable.

4.       With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of any Units, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Units, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement to be approved by the board of directors, and otherwise in accordance with the provisions of the applicable Unit Agreement, if any, such Units will be legally issued, fully paid and non-assessable.

We are members of the Swedish Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Sweden.

You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

We hereby consent to the filing of this opinion as part of the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters.” This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Setterwalls Advokatbyrå
Setterwalls Advokatbyrå